Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Wayne D. Mackie	Jim Buckley
Executive Vice President, CFO	Executive Vice President
CRA International, Inc.	Sharon Merrill Associates, Inc.
617-425-3740	617-542-5300

CRA INTERNATIONAL ANNOUNCES COO APPOINTMENT AND ORGANIZATIONAL CHANGES

Plan Includes Consultant Workforce Reduction, the Exit of Selected Practices and Office Closures

BOSTON—Oct. 30, 2008—CRA International, Inc. (NASDAQ: CRAI), a worldwide leader in providing management, economic, and financial consulting services, today announced organizational changes designed to improve consultant utilization and the Company’s competitive positioning. The plan includes consultant staff reductions, the exit of selected practices, and office closures.  In addition, Paul Maleh has been promoted to the newly created position of Chief Operating Officer (COO).

COO Appointment

In his new role, Mr. Maleh will be responsible for all areas of the Company’s global consulting operations and the administrative functions of marketing, business development, and human resources, including recruiting.  Mr. Maleh will focus on the development of a new strategy designed to position more effectively the Company’s services, to increase the Company’s utilization rate, and to better align staffing with work load demands.

Mr. Maleh joined CRA in 1989 and has led the Finance Practice since 2000. In addition to his management experience, Mr. Maleh is an expert in the application of financial and economic theory to complex business matters.

“I am proud to announce Paul’s appointment as Chief Operating Officer,” said CRA’s President and Chief Executive Officer James C. Burrows. “As CRA has grown, our organization has become increasingly more complex. We need a dedicated resource to better manage our daily operations and provide greater focus on critical areas such as client relations, marketing, and talent development. Paul will work with the firm’s leadership to proactively present CRA and its capabilities to clients and prospects in the global marketplace.  For more than eight years, Paul has been an integral member of our management team. His intimate knowledge of our company will be a valuable asset as we develop new operational and marketing initiatives.”

Mr. Maleh said, “In this ever-changing global marketplace, we must generate greater efficiency within our organization and deliver more innovation to our clients. Our goal is to ensure that CRA remains a high-performing, results-focused company whose service offerings and client service standards are aligned with our clients’ needs. As Chief Operating Officer, I look forward to leading the organization in these essential initiatives.”

Organizational Changes

The Company also announced today that it plans to reduce its consulting staff by approximately 75, including the exit of selected practices, office closures and an office space reduction.  These actions are expected to generate annualized savings of approximately $11.5 million.  As a result of these organizational changes, the Company plans to take a fourth-quarter restructuring charge of approximately $4 to $5 million.

CRA is planning to exit the Capital Projects and Legal Business Consulting practices.  These accounted for approximately $4.5 million in revenue during the fiscal 12-month period ended August 29, 2008.  The Company is also closing offices in Austin and Dallas, Texas and reducing its office space in Houston, Texas. CRA will service those areas from its offices in College Station and Houston, Texas. Additionally, the Company will be closing its office in Melbourne, Australia. Activities related to that office will now be served by CRA’s Hong Kong office.

“Many of our practices and individual consultants have generated strong results this year, however, company-wide utilization has been below target for several quarters,” Burrows said. “As part of our effort to return to historical utilization levels, and in light of the current economic uncertainty, we determined that aggressive action needed to be taken.  We are reducing our overall consulting headcount, exiting two smaller practice areas and closing offices whose activities can be easily integrated into our existing network.  These measures, while never easy to make, are essential to help ensure that the Company is in a stronger operational and competitive position in the years ahead.”

About CRA International

Founded in 1965, CRA International is a leading provider of management consulting services and economic and financial expertise. Working with businesses, law firms, accounting firms, and governments, CRA is a preferred consulting firm for complex assignments with pivotal and high-stakes outcomes. The firm is distinguished by a unique combination of credentials: deep vertical experience in a variety of industries; broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis. CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management. Headquartered in Boston, the firm has offices throughout the United States, Canada, Europe, the Middle East, and Hong Kong. Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning the future business, operating results, estimated cost savings, and financial condition of the Company, and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors. Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock options, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its recent acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, dependence on the growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, intense competition, risks inherent in litigation, and professional liability. Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

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